SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------


                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)



                              EDGE PETROLEUM CORP.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    279862106
                                 (CUSIP Number)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and
  Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
                           (however, see the Notes.)

CUSIP No. 279862106           13G                          Page    of    Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Lord, Abbett & Co.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-5620131


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           575,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         575,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     575,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA:PN

________________________________________________________________________________

Item 1.

     (a)      See Front Cover Page
     (b)      Texaco Heritage Plaza
              1111 Bagby, Suite 2100
              Houston, TX  77002

Item 2.

     (a)      Lord Abbett & Co.
     (b)      90 Hudson Street
              Jersey City, NJ 07302

     (c)      New York

     (d)      See Front Cover Page

     (e)      See Front Cover Page

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.       Ownership

     (a)      See No. 9
     (b)      See No. 11
     (c)
              (i)    See No. 5
              (ii)   See No. 6
              (iii)  See No. 7
              (iv)   See No. 8

Item 5.       Owner of Five Percent or Less of a Class

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

Item 9.       Notice of Dissolution of Group

              N/A

Item 10.      Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  January 19, 2000
Date


                  /s/ Paul A. Hilstad
                      General Counsel
Signature